Kannalife, Inc. CEO Recaps 2019 Advances and Potential Ahead

DOYLESTOWN, PA – January 28, 2020 – Kannalife, Inc. (“Kannalife” or the “Company”) (OTCQB: KLFE), a biopharmaceutical company specializing in the research and development of cannabinoid therapeutics, announced today that it has issued a letter to its shareholders providing commentary on the Company’s recent initiatives and corporate updates.

The Company’s Chief Executive Officer, Dean Petkanas, commented: “2019 was a milestone year for Kannalife. It’s nice to see dedicated shareholders, management, employees and trusted partners and collaborators bring a small enterprising ten-year old startup company to the cusp of expansion and commercialization efforts in 2020. With limited resources over the past decade, we have been truly blessed as we have built an impressive track record in the cannabinoid therapeutics space. We can now share the potential of our science with investors as a publicly traded company. We hope our existing and future shareholders will join us in our excitement as Kannalife continues to execute on innovative new technologies in the biotech and pharmaceutical arena.”

Highlights of the letter include:

•	Kannalife’s successful public listing on the OTC Venture Market under the ticker symbol “KLFE” after completing a share exchange agreement, which will enable continued research into developing disruptive cannabinoid-based therapeutics.

•	Results from Kannalife’s study published in the Journal of Molecular Neuroscience regarding the pharmacological comparisons between cannabidiol (CBD) and leading drug candidate KLS-13019 for the potential treatment of Chemotherapy-Induced Peripheral Neuropathy (CIPN), conducted under a research grant from the National Institute of Health (NIH) - National Institute on Drug Abuse (NIDA). This research includes potentially reducing or replacing prescription opioid use and decreasing prescription opioid abuse. Clinical trials for KLS-13019 for CIPN are targeted to begin in Q3 2021.

•	The Company’s recent release of a Mechanism of Action (MOA) animation describing the science behind how KLS-13019 works. Video is at https://vimeo.com/371214213.

•	Expanded protection of Kannalife’s IP portfolio suite of CBD-derived new chemical entities (“NCEs”) including KLS-13019. This includes the Company’s global patent cooperation treaty (PCT) application WIPO/PCT Patent WO2015/106108A2 receiving patent approval in the U.S., Japan and Russia – along with the Company’s application for patent protection being accepted in the European Union (EU), China and Australia. The PCT patent includes several other molecules in addition to KLS-13019 and has been filed for the potential to treat diseases associated with free radical mediated stress and oxidative stress including Hepatic Encephalopathy (HE), Parkinson’s disease, Alzheimer’s, Huntington’s disease, traumatic head injury, stroke, epilepsy, neuropathic pain, Chronic Traumatic Encephalopathy (CTE), Post Cardiac Arrest Hypoxic Ischemic Encephalopathy, and Epileptic Encephalopathy.

•	Another of Kannalife’s patent pending novel CBD-like molecules is being groomed as consumer product to be commercialized under the trademark Atopidine™. The International Cosmetic Ingredient Nomenclature Committee assigned an International Nomenclature Cosmetic Ingredient name “Limonenyldihydroxybenzyl Ethoxycarbonyl Azetidine” (“LEA”) to Atopidine™, which has been shown in pre-clinical research to exhibit strong anti-inflammatory and antioxidant potential in addressing a number of consumer skin and personal care needs.

•	Commentary on Kannalife’s 2020 plans, including further research on cannabinoid therapeutics with the potential to file an Investigational New Drug application (IND) with the U.S. Food and Drug Administration (FDA).

To read the Letter to Shareholders in full, please visit: https://kannalife.com.

About KLS-13019

KLS-13019 is Kannalife’s leading proprietary investigational CBD-like product for the potential treatment of a range of neurodegenerative and neuropathic pain disorders, beginning with chemotherapy-induced peripheral neuropathy (CIPN). KLS-13019 has not been reviewed or approved for patient use by the U.S. Food and Drug Administration (FDA) or any other healthcare authority in the world. It’s safety and efficacy have not been confirmed by FDA-approved research.

About Kannalife, Inc.

Kannalife, Inc. is a biopharmaceutical company focused on the development of proprietary and patented cannabidiol (CBD) and CBD-like molecules for patients suffering from unmet medical needs of neurodegenerative disorders - including chemotherapy-induced peripheral neuropathy (CIPN), a chronic neuropathy caused by toxic chemotherapeutic agents; hepatic encephalopathy (HE), a neurotoxic brain-liver disorder caused by excessive concentrations of ammonia and ethanol in the brain; mild traumatic brain injury (mTBI), a disorder associated with single and repetitive impact injuries; and chronic traumatic encephalopathy (CTE) a disease associated with highly repetitive impact injuries in professional and amateur sports.

The Company's family of proprietary molecules focuses on treating oxidative stress-related diseases such as HE, chronic pain from neuropathies like CIPN, and neurodegenerative diseases like CTE. Kannalife conducts its research and development efforts at the Pennsylvania Biotechnology Center of Bucks County in Doylestown, PA.

For more information about Kannalife, Inc., visit www.kannalife.com and visit the Company’s Twitter page at @Kannalife.

Forward-Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This press release contains statements about expected future events, the company’s business plan, plan of operations, the viability of the company’s drug candidates, and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements, by definition, involve risks and uncertainties. The company does not sell or distribute any products that are in violation of the United States Controlled Substances Act.

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